EXHIBIT 99.1

      HNS SUBSIDIARY -- NOVA BIOGENETICS, INC. CLARIFIES MINORITY INTEREST IN 3/31/03 10Q-SB, AS NOVA IS IN THE PROCESS OF RAISING CAPITAL UNDER RULE 506 OF REGULATION D PRIVATE PLACEMENT MEMORANDUM, AT $3.125 PER SHARE, WITH
                          A WARRANT AT $4.50 PER SHARE

ATLANTA, May 27th, 2003 /PRNewswire-FirstCall/ -- Healthcare Network Solutions (OTC Bulletin Board: HNWS) announced that its majority owner Nova Biogenetics, Inc. (Nova) had minority stockholders invest $407,833 in Nova during the quarter ended March 31, 2003, which was reclassified as minority interest in the consolidated balance sheet at March 31, 2003; this reclassification resulted in a $(407,833) reduction in stockholders' equity. In addition, Nova had a loss from operations of $(163,689) for the nine months ended March 31, 2003, which was almost totally comprised of accrued payroll and bonuses to two officers.

Nova acquired from International BioChemical Industries (OTC:PINK; IBCL), a related party, one-half of IBCI's patent rights and all of IBCI's EPA registration rights for a note obligation of $500,000 to IBCI and 500,000 shares of Nova issued to IBCI at $3.125 per share totaling $1,562,500 in Nova stock value. The total of the assets acquired from IBCI was $2,062,500, however, since IBCI did not value it's patents and EPA registration rights in their financial statements at the time of Nova's acquisition, Nova could only record the $500,000 note obligation on it's books. The recording of the note obligation created $(500,000) of stockholders' deficit on Nova's books.

The remainder of HNS's consolidated stockholders' deficit of $(28,291) is a result of HNS's discontinued operations in excess of its stock issued.

When you combine the minority stockholders' interest with the issuance of the note payable to ICBI, Nova's net operating loss for the nine months ended March 31, 2003 and HNS's excess of discontinued operations in excess of stock issued, the total stockholders' deficit at March 31, 2003 totals $(1,099,813).

The Confidential Private Placement Memorandum (the "Memorandum") relates to the offer and sale (the "Offering") by Nova Biogenetics, Inc. ("Nova" or "Nova Biogenetics"), solely to accredited investors, of a maximum of up to 120 Units at a purchase price of $25,000 per unit, representing $3mm. Each Unit Consists of 8,000 Shares of Common Stock at $3.125 per share, Warrants to Purchase 8,000 shares of Common Stock Exercisable at $4.50 per Share. There is no minimum amount of proceeds required to be sold in order to complete this offering. Accordingly all proceeds received will be deposited directly into the treasury of the Company. The Company reserves the right to increase the offering by up to 25%. The Company also reserves the right to undertake separate and/or additional offerings on the same or alternative terms. The minimum subscription is for $25,000 or one Unit; however, the Company reserves the right to accept subscriptions for a fractional Unit. This Offering is being made pursuant to Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "Securities Act").

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About HNS/Nova BioGenetics:

The widespread and uncontrolled use of antibiotics, both for human consumption and animal feed, has encouraged the development of drug resistance in a variety of pathogenic microorganisms. These microorganisms employ resistance mechanisms, which include the modification of the antibiotic structure, mutagenesis of key amino acids in the macromolecular targets of specific chemotherapeutics, or drug efflux from the cell, among others. These three main mechanisms have been identified in resistance profiles for systems involved in protein biosynthesis, nucleic acid replication, and bacterial cell wall generation. Most antibiotics presently in human use are natural products manufactured by different species of bacteria or fungi to be employed in their own survival, for example, to kill other microbes in times of overpopulation. In a natural environment, such as the soil, bacteria exchange genetic information (such as resistance genes) with great facility and lack of species specificity, thus allowing molecular determinants of resistance to be passed on to other microbes with great ease. Such resistance-development methodologies fall into three main categories: (i) inactivation of the antibiotic by modification of its active chemical moiety;
(ii) specific modification of the macromolecular target, i.e., by mutagenesis of key residues, and (iii) promotion of antibiotic efflux from the cell. Today, the emergence of bacterial strains, which display resistance to a variety of drugs (multiple drug resistant; MDR), is the major cause of failure of treatment of infections worldwide. Methicillin-resistant Staphylococcus aureus (MRSA) strains already require vancomycin as the last resort for treatment, and Streptococcus pneumoniae strains, which no longer respond to vancomycin, have already been identified. Multi-drug resistant Mycobaterium tuberculosis is another example of an emerging infectious disease with world-wide significance.

Further information on Nova and its line of products can be found by visiting the firm's web site at http://www.novabiogenetics.com ,Ph.# 770-650-6508 , Fax # 770-650-0411, contact Tim Moses.

Safe Harbor/Forward-looking Statements;

Statements in this news release that are not historical are forward- looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements, all of which are difficult to predict and many of which are beyond the control of the company, including areas such as: developing technologies; dependence on collaborative partners; the inherent complexity and uncertainty regarding the development of products; early-stage development of Nova; the result of research and development efforts; future capital needs; uncertainty of additional funding; government regulations; and other factors which are detailed in the company's periodic reports and registration statements filed with the Securities and Exchange Commission. Nova does not undertake to revise or update any forward- looking statement to reflect events or circumstances that may arise after the date hereof.